EXHIBIT 99.1

TTM Technologies, Inc. Announces Retirement of Founder and Board Member, Kent Alder

Company Acknowledges Kent Alder’s Visionary Leadership and Remarkable Impact on the Company’s Growth

Santa Ana, CA – May 8, 2025 – TTM Technologies, Inc. (NASDAQ: TTMI), a leading global manufacturer of technology solutions including mission systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies, quick-turn and technologically advanced printed circuit boards (“PCB”), today announced the retirement of its founder, former CEO and long-serving board member, Kent Alder. After decades of visionary leadership, Kent Alder has retired from the company’s board, marking the end of an era for the organization that he built from the ground up.

Kent Alder founded TTM in 1998, starting with a small operation and growing it into a global leader in the electronics industry. Through his unwavering commitment to TTM’s core values of integrity, honesty, clear communication and performance excellence, Kent Alder guided TTM to significant milestones, establishing a culture rooted in ethical leadership and operational excellence.

“The journey from where Kent started TTM, to where we are today has been nothing short of remarkable,” said Rex Geveden, Chairman of the Board of Directors. “On behalf of the entire TTM family, I want to thank Kent for his incredible vision, dedication, and leadership. His legacy is firmly embedded in the foundation of our company, and we will continue to uphold the values he instilled in the company as we move forward.”

In honor of Kent Alder’s tremendous contributions and leadership, TTM provides an annual award to an internal team that demonstrates outstanding performance during the year, the “Alder Award.” TTM will continue the presentation of the Alder Award in the future, further cementing Kent’s legacy as a champion of our core values and industry leadership.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and quick-turn and technologically advanced printed circuit boards (“PCB”s). TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Contact:

Sameer Desai,

Vice President, Corporate Development & Investor Relations

TTM Technologies, Inc.

sameer.desai@ttmtech.com

714-327-3050

Winnie Ng

Vice President, Corporate Marketing

TTM Technologies, Inc.

+852 2660 4287 / +1 714 327 3000

winnie.ng@ttm.com